Exhibit 99.1

News Release

Hi-Crush Partners LP Announces 4th Quarter 2012 Distribution

(Thomson Reuters ONE via COMTEX) — Houston, Texas, January 17, 2013—Hi-Crush Partners LP (NYSE: HCLP), or Hi-Crush, announced today that the Board of Directors of its general partner has declared a cash distribution for the fourth quarter of 2012 of $0.475 per unit on all common and subordinated units. This distribution is the second declared by the partnership and is equal to the minimum quarterly distribution of $0.475 per unit, or $1.90 on an annualized basis. The distribution will be paid on February 15, 2013 to all common and subordinated unitholders of record on February 1, 2013.

About Hi-Crush

Hi-Crush is a domestic producer of monocrystalline sand, a specialized mineral that is used as a “proppant” (frac sand) to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wyeville, Wisconsin, consist of “Northern White” sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. For more information, visit www.hicrushpartners.com.

Investor Contact:

Investor Relations

ir@hicrushpartners.com

(713) 960-4811

Source: Hi-Crush Partners LP